Exhibit 10.1
Allogene Therapeutics, Inc.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY ADOPTED: ADOPTED: SEPTEMBER 26, 2018
AMENDED: APRIL 16, 2019
Amended: September 17, 2019
Amended: September 13, 2023
AMENDED: MARCH 28, 2024
AMENDED: March 12, 2025
AMENDED: April 11, 2025

Each member of the Board of Directors (the “Board”) of Allogene Therapeutics, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non- Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Policy”) for his or her Board service following the closing of the initial public offering of the Company’s common stock (the “IPO”).
A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.
Annual Cash Compensation

Commencing January 1, 2019, each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1.Annual Board Service Retainer:
a.All Eligible Directors: $40,000
b.Lead Independent Director: Additional $30,000

2.Annual Committee Member Service Retainer:
a.Member of the Audit Committee: $12,500
b.Member of the Compensation Committee: $7,500
c.Member of the Nominating and Corporate Governance Committee: $5,000
d.Member of the Research and Development Committee: $10,000

3.Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):
a.Chair of the Audit Committee: $25,000
b.Chair of the Compensation Committee: $15,000
c.Chair of the Nominating and Corporate Governance Committee: $10,000

Exhibit 10.1
d.Chair of the International and Business Development Oversight Committee:
$50,000
e.Chair of the Research and Development Committee: $ 20,000

In addition, the members of the International and Business Development Oversight Committee, excluding the Chair, are eligible to receive compensation of $3,500 per meeting, and the members of the Research and Development Committee are eligible to receive compensation of $5,000 per annual Scientific Advisory Board meeting that they attend.
Equity Compensation

Equity awards will be granted under the Company’s Amended and Restated 2018 Equity Incentive Plan (the “Plan”), adopted in connection with the IPO. All stock options granted under this Policy will be Nonstatutory Stock Options (as defined in the Plan), with a term of ten years from the date of grant and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company on the date of grant.
(a)Automatic Equity Grants.

(i)Initial Grant for New Directors. Without any further action of the Board, each person who, after the IPO, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non- Employee Director (or, if such date is not a market trading day, the first market trading day thereafter), be granted (i) a Nonstatutory Stock Option to purchase shares of common stock of the Company (the “Initial Option Grant”) and (ii) a restricted stock unit award covering shares of common stock of the Company (the “Initial RSU Grant”), whereby the Initial Option Grant and Initial RSU Grant shall together have a total grant date value of $600,000 (with the shares covered by the award rounded down to the nearest whole share). The recipient shall designate the proportionate share between the Initial Option Grant and Initial RSU Grant prior to or on the date of grant and may elect to receive 100% RSUs, 100% Options, or 50% RSUs/50% Options. The grant date value will be calculated in accordance with the Black-Scholes option valuation methodology or such other methodology as the Board or the Compensation Committee of the Board may determine prior to the grant of such award. Notwithstanding the foregoing, in no event shall the number of shares underlying the initial equity grant exceed the following share limits, regardless of fluctuations in the Company’s stock price at the time of grant:

Election	Share Limit
100% RSUs	190,700
50/50 RSUs/Options	239,700
100% Options	288.700

Each Initial Option Grant will vest in a series of 36 successive equal monthly installments over the three-year period measured from the date of grant. Each Initial RSU Grant will vest in a series of

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Exhibit 10.1
six successive equal semi-annual installments over the three-year period measured from the date of grant.

(ii)Annual Grant. Without any further action of the Board, at the close of business on the date of each Annual Meeting following the IPO, each person who is then a Non- Employee Director will automatically be granted (i) a Nonstatutory Stock Option to purchase shares of common stock (the “Annual Option Grant”) and (ii) a restricted stock unit award covering shares of common stock of the Company (the “Annual RSU Grant”), whereby the Annual Option Grant and Annual RSU Grant shall together have a total grant date value of
$300,000 (with the shares covered by the award rounded down to the nearest whole share). The recipient shall designate the proportionate share between the Annual Option Grant and Annual RSU Grant prior to or on the date of grant and may elect to receive 100% RSUs, 100% Options, or 50% RSUs/50% Options. The grant date value will be calculated in accordance with the Black- Scholes option valuation methodology or such other methodology as the Board or the Compensation Committee of the Board may determine prior to the grant of such award. Notwithstanding the foregoing, in no event shall the number of shares underlying the annual equity grant exceed the following share limits per director per year, regardless of fluctuations in the Company’s stock price at the time of grant:

Election	Share Limit
100% RSUs	95,400
50/50 RSUs/Options	119,900
100% Options	144,400

Each Annual Option Grant will vest in a series of 12 successive equal monthly installments over the one-year period measured from the date of grant. Each Annual RSU Grant will vest in two successive equal semi-annual installments over the one-year period measured from the date of grant.
(iii)Deferral of RSU Awards. Unless and until otherwise determined by the Board, each Non-Employee Director may elect to defer the delivery of shares in settlement of any Initial RSU Grant or any Annual RSU Grant that is granted pursuant to this Policy and that would otherwise be delivered to such Non-Employee Director on or following the date such Initial RSU Grant or Annual RSU Grant vests pursuant to the terms of this Policy (the “Deferral Election”), until the earlier of (i) the date that is 30 days following the date on which the director ceases to serve as a member of the Board or otherwise provide services to the Company, and (ii) a change in control, subject to such rules, conditions and procedures as shall be determined by the Board, in its sole discretion.
(b)Vesting; Change in Control. All vesting is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change in Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards

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Exhibit 10.1

that were granted pursuant to this Policy will become fully vested immediately prior to the closing of such Change in Control.

(c)Remaining Terms. The remaining terms and conditions of each award, including transferability, will be as set forth in the Company’s Director Option Grant Package or Director RSU Grant Package, as applicable, in the forms adopted from time to time by the Board.
Expenses

The Company will reimburse Non-Employee Director for ordinary, necessary and reasonable out- of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

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